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                           ARTICLES OF INCORPORATION

                                       I

The name of the corporation is BILL GRAHAM MANAGEMENT, INC.

                                      II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

The name and address in the State of California of the corporation's initial agent for service of process is:

                           Franklin D. Rockwell, Jr.
                           260 5th Street, 2nd Floor
                           San Francisco, CA 94103

                                      IV

The corporation is authorized to issue only one class of shares of stock; and the total number of shares authorized to be issued is Ten Thousand (10,000).

                                       V

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                      VI

The corporation is authorized to provide indemnification of agents (as defined in Corporations Code Section 317) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Corporations Code Section 317, subject only to the applicable limits set forth in Corporations Code Section 204 with respect to actions for breach of duty to the corporation and its shareholders.



Dated: August 2, 1990                                /s/ Richard L. Greene
                                                     ---------------------
                                                         RICHARD L. GREENE